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MEDIA CONTACT:                                 INVESTOR RELATIONS:
Karen Gleason                                  Paul Knopick
Going Global Communications                    E&E Communications
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                      HIENERGY TECHNOLOGIES ELECTS NEW CEO

IRVINE,  California,  February 20, 2006 - HiEnergy  Technologies,  Inc.  (OTCBB:
HIET), the homeland security industry leader in neutron-based diagnostic technology, is pleased to announce that Roger W.A. Spillmann has been elected by the Board of Directors to serve as its new Chief Executive Officer as part of a restructuring of management. Mr. Spillmann will continue to serve in his capacities as HiEnergy's President and Corporate Secretary.

"Roger Spillmann has played a key role in HiEnergy during the last year and has proven his leadership skills," said Interim Chairman William Nitze. "Notably, he has an intimate and thorough understanding of the company's markets, products and management, and the correct perspective from which to accelerate our business plan and lead our transition from a research and development company to a commercial manufacturing and sales organization. We are honored to have him as our new CEO and are confident that he is the right person to execute this important transition."

Roger Spillmann joined HiEnergy Technologies in 2004 as Vice President and Corporate Secretary to help administer corporate governance, contract management, regulatory compliance, and shareholder relations. In September 2005, he was appointed Senior Vice President and expanded his role to include business development and capital strategy. He was recently elected by the Board to serve as President and Chief Operating Officer.

"I appreciate the confidence of the Board and I am enthusiastic about forging ahead. As President and CEO, I intend to focus on strengthening our financial condition through improved capital management, cost efficiencies and revenue creation, while improving all operational elements in order to develop an enterprise scalable in line with future revenue growth", stated Roger Spillmann, President & CEO.

"I strongly believe HiEnergy is uniquely positioned, having developed best-in-class products and technologies and generated significant interest within a well-funded homeland security industry. Together, with a team of talented scientists and dedicated professionals most capable of accelerating our business plan and delivering results, we look forward to growing a world-class manufacturing and sales organization with sustainable long-term value for our valued shareholders."

Prior to joining HiEnergy Technologies, Mr. Spillmann held several executive and management positions in the financial services industry, providing specialized investment banking, financial planning and business consulting to public and private companies. He has served as an financial officer with Empire Capital Leasing, Inc. ("ECL"), where he focused on asset based financing, including project finance, receivable financing, equipment leasing and related securitizations, Managing Director and Partner of Harris, Hoover & Lewis, Inc.
(HHL), a New York based middle market financial advisory and investment banking boutique, First Vice President of Investments, Director-Special Accounts Group
(SAG) of Prudential Securities in New York City, and Analyst with the Private Client Services Group at Banc of America Securities LLC (Montgomery Securities). In addition, Mr. Spillmann was on the Cross Border Finance Group at Clifford Chance, Rogers & Wells LLP for four years, where he worked with senior partners and associates with the development and structuring of public and private debt and equity transactions. Following his graduation from Dartmouth College, Mr.
Spillmann was recruited by Liz Claiborne, Inc, a Fortune 500 textile and clothing manufacturer, with positions in its sales, production and manufacturing divisions, as well as serving as Production Coordinator for the Knitwear Division.

ABOUT HIENERGY TECHNOLOGIES, INC. (www.hienergyinc.com)

HiEnergy Technologies, Inc. is the creator of the world's first "stoichiometric" diagnostic devices that can effectively decipher chemical formulas of unknown substances through metal or other barriers, almost instantly and without human intervention. HiEnergy's products incorporate a proprietary interrogation process which activates a selected target with neutrons causing the contents to emit back gamma rays that contain unique signatures from which the chemical formulas are derived. HiEnergy believes its Atometry(TM) technology compares with other detection technologies like color photography compares with black-and-white photography. HiEnergy's first commercial Atometer(TM) detector, the SIEGMA(TM) 3E3, is unique in that it can detect and confirm whether an object or container carries a select group of dangerous or illicit substances, such as explosives, biological agents, or illicit drugs, with a probability of detection equal to approximately 97.75%, and "false negative" and "false positive" rates of nearly 2.25%.

HiEnergy is focused on the commercialization of the world's first "stoichiometric" explosive diagnostic devices, including the CarBomb Finder(TM) 3C4, a vehicle-borne system, for the detection and identification of car bombs, and the SIEGMA(TM) 3E3, a portable suitcase-borne system for the detection and identification of home-made bombs, also known as Improvised Explosive Devices or IEDs. The Company is marketing its devices to governmental and private entities and is negotiating licenses for distribution of its devices with various industry partners. The Company also continues to focus on the research and development of additional applications of its technologies and their further exploitation, both internally and through collaboration with third parties. HiEnergy is currently developing prototypes in programs with the U.S. Department of Defense and the Department of Homeland Security for other related uses of its core technology. Recently, it entered into a funded cooperative development agreement with the U.S. Transportation Security Administration (TSA) to produce a proof of concept which incorporates the Company's SuperSenzor(TM) technology into a baggage screening system. The Company's "stoichiometric" technologies, or Atometry(TM), have been incorporated into additional prototype applications which, if the Company is able to raise the funds necessary to commercialize them, will be the next products it attempts to launch: an in-ground explosive screening system, the CarBomb Finder(TM) 3C5, the STARRAY(TM), an all-terrain robot-borne IED detector; an anti-tank landmine detector; an unexploded ordnance detector, which is also useful to detect IEDs; and a device called a "Refractorymeter," which can detect fissures or erosions in the ceramic lining of oil cracking tanks.

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FORWARD-LOOKING STATEMENTS

Any statements made in this press release which are not historical facts contain certain forward-looking statements; as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the Company to which this release pertains. The actual results of the specific items described in this release, and the Company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the Company.